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FOR IMMEDIATE RELEASE                                          RELEASE #990114RX
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Contact:  Don Steinhilber, Vice President and Chief Financial Officer,
          (219) 658-4191


           CTB INTERNATIONAL CORP. COMPLETES PURCHASE OF ROXELL N.V.

MILFORD, Ind., January 14, 1999 - CTB International Corp. (NASDAQ: CTBC) today reported that it completed the previously-announced acquisition of Roxell N.V. Based in Belgium, Roxell is a leading global manufacturer and marketer of systems for the poultry and swine production industries.

Roxell recorded sales of $41.0 million and net income of $1.9 million in the fiscal year ended October 31, 1998, based on a current exchange rate of 34.8 Belgian francs to the U.S. dollar.

The cash purchase totaled 1.277 billion Belgian francs (net of cash acquired), or approximately $37 million USD, and was financed through additional borrowings. The acquisition is not expected to significantly impact CTB's earnings in 1999, however positive contributions to earnings are anticipated in future years.

Chris Chocola, president and chief executive officer of CTB, said, "We are excited about the tremendous opportunity to partner with Roxell, and we believe that the combination creates a clear leader in the worldwide poultry and swine equipment industries."

CTB International Corp., based in Milford, Indiana, is a leading manufacturer and marketer of automated feeding, watering, heating, and ventilation systems; automated controls; commercial egg laying and handling systems; and feed and grain storage bins as well as grain handling equipment. The company also markets breeder nesting systems. Founded in 1952, CTB serves the poultry, swine, egg production and grain industries. It operates from facilities in Europe and Latin America as well as from U.S. plants in Indiana, Alabama, Missouri, and Pennsylvania. Roxell is based in Maldegem, Belgium and also has facilities in Arkansas and Brazil.

This document contains certain statements regarding the future, including, without limitation, the potential effects of the above-referenced transaction, and involves certain risks and uncertainties regarding CTB International Corp.'s business and operations and the agriculture industry. Actual results may differ materially from those projected in forward-looking statements. Please refer to the Company's Securities and Exchange Commission filings, including, but not limited to, the Company's Form 10-K filing, where specific risk factors that could cause actual results to differ materially from the forward-looking statements made in this news release are identified.

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